EXHIBIT 4.4(a)

                    FIRST AMENDMENT TO
               AMERICAN GENERAL CORPORATION
                DEFERRED COMPENSATION PLAN

 WHEREAS, AMERICAN GENERAL CORPORATION and certain of its affiliates have heretofore adopted the AMERICAN GENERAL
CORPORATION DEFERRED COMPENSATION PLAN (the "Plan") for the benefit of certain eligible individuals; and

 WHEREAS, AMERICAN GENERAL CORPORATION may amend the Plan on behalf of itself and its Affiliates;

 NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 2, 1999:

 1.   The following new definition shall be added to Section
       1.1 of the Plan:

 "(h)(h) Director:  A non-employee member of the Board."

 2. Section 1.1(k) of the Plan shall be deleted and the following shall be substituted therefor:

 "(k) Eligible Individual: Any individual (i) who is employed by the Company as the Chairman or the Vice
      Chairman or as an Executive designated by the Chairman, or (ii) who is a Director. For all purposes herein, the service' of an individual as a Director shall be deemed to be equivalent to employment' with the Company."

 3. Section 1.1(s) of the Plan shall be deleted and the following shall be substituted therefor:

 "(s) Retirement: As to a Member who is not a Director, termination of employment with the Company and its Affiliates on or after normal retirement date' as defined in (1) the American General Supplemental
      Executive Retirement Plan, if such Member is participating therein, (ii) a Supplemental
      Executive Retirement Agreement with the Company, if such Member is a party thereto, or (iii) the American General Retirement Plan (or any successor plan thereto), if such Member is not so participating and is not such a party."

 4. The last sentence of Section 2.2(a) of the Plan shall be deleted and the following shall be substituted therefor:

"Notwithstanding any provision herein to the contrary, an Eligible Individual who first becomes an Eligible Individual on other than the first day of a Plan Year may become a Member (i) on the first day of the first pay period coinciding with or next following the date he first becomes an Eligible Individual, as to a Member who is not a Director, or (ii) on the first day of the calendar month coinciding with or next following the date he first becomes an Eligible Individual, as to a Member who is a Director for the remainder of such Plan Year, with respect to Deferrals pursuant to Section 3.1(a) by effecting, prior to or within 30 days after the date he first becomes an Eligible Individual and within the time period prescribed by the Plan Administrator, the Deferral election prescribed by the Plan Administrator."

5. Section 3.1(a)(1) of the Plan shall be deleted and the following shall be substituted therefor:

 "(1) Elect to defer from his Pay a fixed amount of his annual base salary (or of his annual retainers and/or attendance fees in the case of a Director) for a Plan Year;
and/or"

6. The third sentence of Section 3.1(b) of the Plan shall be deleted and the following shall be substituted therefor:

 "The reduction in a Member's Pay pursuant to Section
 3.1(a)(1) shall be effected by (i) equal Pay reductions each pay period, as to a Member who is not a Director, and (ii) by equal Pay reductions at the time annual retainer and/or attendance fees are paid, as to a Member who is a Director, during the applicable portion of the Plan Year as determined by the Plan Administrator following the effective date of such election."

7. The word "Retirement" shall be substituted for the phrase "normal retirement" in the last sentence of
 Section 7.2 of the Plan.

8.    The second sentence of the first paragraph of
 Article X of the Plan shall be deleted and the following shall be substituted therefor:

 "The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company and for Directors."

9. Section (vi) of the second sentence of the first paragraph of Article X of the Plan shall be deleted and the following shall be substituted therefor:

 "(iv) his termination by the Company without "cause" or by the Member for "good reason," as defined in the Member's employment agreement with American General
Corporation, only if the Member is employed by American
General Corporation as the Chairman or Vice Chairman,"

 10. As amended hereby, the Plan is specifically ratified and reaffirmed.